Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:

Ray Davis	Ron Farnsworth
President/CEO	EVP/Chief Financial Officer
Umpqua Holdings Corporation	Umpqua Holdings Corporation
503-727-4101	503-727-4108
raydavis@umpquabank.com	ronfarnsworth@umpquabank.com

UMPQUA HOLDINGS ANNOUNCES COMMENCEMENT OF

UNDERWRITTEN PUBLIC OFFERINGS OF COMMON STOCK AND COMMON STOCK

EQUIVALENT SECURITIES

PORTLAND, Ore. – February 2, 2010 – Umpqua Holdings Corporation (NASDAQ: UMPQ), parent company of Umpqua Bank and Umpqua Investments, Inc., today announced it has commenced underwritten public offerings of $215 million of shares of its common stock and depositary shares representing interests in its Series B common stock equivalent, which is a series of its preferred stock. Each offering is contingent upon completion of the other.

The net proceeds from the common stock offering and, if and when converted into common stock, the net proceeds of the depositary shares offering will qualify as both tangible common equity and regulatory Tier 1 capital and will be used, together with existing funds, to redeem preferred stock issued to the U.S. Treasury under the TARP Capital Purchase Program, upon receipt of required regulatory approvals, to fund FDIC-assisted acquisition opportunities, similar to the recently announced acquisition of certain assets and deposits of EvergreenBank in an FDIC-assisted transaction, and for general corporate purposes.

The depositary shares, each of which represents a 1/100th interest in a share of Umpqua Holdings Corporation’s Series B common stock equivalent, entitle the holders, through the depository, to a proportional fractional interest in the rights and preferences of such share of common stock equivalent represented by the depositary share, including conversion, dividend, liquidation and voting rights. Each share of common stock equivalent is initially subject to conversion into 100 shares of Umpqua Holdings Corporation’s common stock (and, correspondingly, each depositary share is initially subject to conversion into one share of Umpqua Holdings Corporation’s common stock).

Currently, no public market exists for the depositary shares or the common stock equivalent. Umpqua Holdings Corporation has applied to list the depositary shares on The NASDAQ Global Select Market under the symbol “UMPQP,” and it expects trading to commence within 30 days of the first original issuance date of the depositary shares.

J.P. Morgan Securities Inc. is the sole book-running manager and underwriter for each offering.

Umpqua Holdings Corporation intends to grant the underwriter for each offering a 30-day option to purchase up to an additional 15 percent of the shares of common stock and the depositary shares offered, as the case may be, to cover over-allotments, if any. The shares of common stock and depositary shares will be issued pursuant to prospectus supplements to the prospectus filed as a part of Umpqua Holdings Corporation’s effective shelf-registration statement on Form S-3 (File No. 333-155997).

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any jurisdiction, in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. Offers may be made only by means of a prospectus and a related prospectus supplement. Copies of prospectuses with respect to these offerings may be obtained from J.P. Morgan Securities Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, Attention: Prospectus Department, 866-803-9204.

About Umpqua Holdings Corporation

Umpqua Holdings Corporation (NASDAQ: UMPQ) is the parent company of Umpqua Bank, an Oregon-based community bank recognized for its entrepreneurial approach, innovative use of technology, and distinctive banking solutions. Umpqua Bank has 162 locations between San Francisco, Calif. and Seattle, Wash., along the Oregon and Northern California Coast and in Central Oregon. Umpqua Holdings also owns a retail brokerage subsidiary, Umpqua Investments Inc., which has locations in Umpqua Bank stores and in dedicated offices in Oregon. Umpqua’s Private Bank Division serves high net worth individuals and non-profits providing customized financial solutions and offerings. Umpqua Holdings Corporation is headquartered in Portland, Ore.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995, which management believes are a benefit to shareholders. These statements are necessarily subject to risk and uncertainty and actual results could differ materially due to various risk factors, including those set forth from time to time in Umpqua Holdings Corporation’s filings with the SEC. You should not place undue reliance on forward-looking statements and Umpqua Holdings Corporation undertakes no obligation to update any such statements. In this press release, Umpqua Holdings Corporation makes forward-looking statements about its ability to raise capital, the amount of capital it intends to raise and its intended use of that capital. Specific risks that could cause results to differ from the forward-looking statements are set forth in Umpqua Holdings Corporation’s filings with the SEC and also include, without limitation, negative reaction to the public offerings described above, unfavorable pricing of the offerings, and deterioration in the economy or its loan portfolio, lack of acquisition opportunities and regulatory approval to redeem TARP Series A Preferred Stock, each of which could alter its intended use of the capital.